EXHIBIT 21.

SUBSIDIARIES OF THE REGISTRANT

The following companies are subsidiaries of the Registrant:

•        Datone, Inc., a Delaware corporation

•        NB Payphones, Ltd., a Pennsylvania corporation

•        The Platinum Funding Corporation, a New York corporation